Exhibit 99.2

FOR IMMEDIATE RELEASE:	NEWS
March 13, 2007
NASDAQ-EVOL

EVOLVING SYSTEMS ANNOUNCES APPOINTMENT
of James King
VICE PRESIDENT OF WORLD WIDE SALES & MARKETING

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market,  today announced the appointment of James King as Vice President of World Wide Sales and Marketing.

Mr. King has more than 13 years of experience in the telecommunications and technology industries, including the mobile wireless and enterprise segments of the market, and has extensive international experience leading sales teams in Europe, the Middle East, Africa, and North America. He will be located in the Company’s London office.

Mr. King joins Evolving Systems from SmartTrust, a leading mobile device and Over-the-Air Activation and SIM management vendor, where he was the general manager of the EMEA region, responsible for all aspects of sales, delivery and strategy across more than 40 countries and 50 mobile carrier customers. His previous assignments have included senior sales and management roles in the wireless location based services business unit of MapInfo Corporation, Eqos Ltd and Toshiba’s information systems division.  Mr. King holds a BSc (Honours) in Surveying Science from the University of Newcastle upon Tyne and has a postgraduate qualification in marketing undertaken at Nottingham Business School.

“We are delighted to have someone of James’ reputation join Evolving Systems’ leadership team.  James’ experience, skill and drive will be instrumental in accelerating our growth and entry into new markets as we continue to advance our position as a market leader in wireless provisioning and number management,” said Thad Dupper, President of Evolving Systems.

“This is an exciting time to join Evolving Systems,” said King.  “The Company’s combination of proven solutions across activation and number management, together with products designed to handle the global trend towards fixed-mobile convergence position Evolving Systems perfectly for further growth. I look forward to leading the sales and marketing organization to significantly increase the Company’s global customer footprint over the coming years.”

Corporate Governance

Consistent with the requirements of NASDAQ Marketplace Rule 4350(i)(1)(a)(iv), a new employee inducement grant was made to Mr. King.  Mr. King was granted a non-qualified stock option to purchase 100,000 shares of Evolving Systems’ common stock on March 12, 2007 pursuant to a stand-alone option agreement.  This option had a per share exercise price equal to the fair market value of Evolving Systems’ stock at the close of trading on the grant date ($1.72).  The option is to vest over a four year period with 25% vesting on the one-year anniversary of the grant date, and the balance vesting in equal quarterly increments over the remaining three years of the option term.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide. Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the United States’ Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, Evolving Systems’ statements about the impact Mr. King’s appointment will have on the Company’s business are forward-looking statements.  Readers should not place undue reliance on these forward-looking statements, and Evolving Systems may not undertake to update these forward-looking statements. Actual results could differ materially because of many factors, such as internal budgeting changes of customers; the impact of competition and the general state of the telecommunications industry.

For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the U.S. SEC on March 24, 2006 and subsequently filed Form 10Qs, 8Ks and press releases.

CONTACTS:

Investor Relations	Press Relations
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Communications Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com